Exhibit 4.8

Villkor för teckningsoptioner i Einride AB (publ) serie 2026/2029:1a

Terms and Conditions for Warrants in Einride AB (publ) series 2026/2029:1a

§ 1	Definitioner / Definitions

I dessa villkor ska följande benämningar ha den innebörd som anges nedan.

The following terms shall have the following meaning when used herein.

“Bolaget” avser Einride AB (publ), org. nr 559074-8926;

“Company” means Einride AB (publ), reg. no. 559074-8926;

“Fondemission” ska ha den betydelse som framgår av § 7;

“Bonus Issuance” shall have the meaning ascribed to it in § 7;

“Nettostrike” ska ha den betydelse som framgår av § 3;

“Net Strike” shall have the meaning ascribed to it in § 3;

“Nettostrikeformeln” ska ha den betydelse som framgår av § 3;
“Net Strike Formula” shall have the meaning ascribed to it in § 3;

“Teckning” avser sådan nyteckning av aktier i Bolaget, som avses i 14 kap. aktiebolagslagen (2005:551);

“Subscription” means such subscription for new shares in the Company, as is referred to in Ch. 14 of the Swedish Companies Act (2005:551);

“Teckningskurs” avser den kurs per aktie till vilken Teckning av nya aktier kan ske;

“Subscription price” means the price at which Subscription for new shares may be made;

“Teckningsoption” avser rätt att teckna en stamaktie i Bolaget mot betalning i pengar enligt dessa villkor; och

“Warrant” means a right to subscribe for one new ordinary share in the Company against cash payment in accordance with these terms; and

“Teckningsoptionsinnehavare” avser innehavare av Teckningsoption,

“Warrant holder” means a holder of a Warrant,

§ 2	Teckningsoptioner och optionsbevis / Warrants and Warrant Certificates

Antalet Teckningsoptioner uppgår till sammanlagt högst 3 500 000.

The number of warrants amounts to a total maximum of 3,500,000.

Bolaget kommer att föra en optionsbok över Teckningsoptionerna. Teckningsoptionsinnehavare samtycker till att Bolaget ej kommer att ställa ut teckningsoptionsbevis och Teckningsoptionsinnehavaren åtar sig att ej begära att Bolaget ska ställa ut sådana teckningsoptionsbevis.

The Company will maintain a warrant book over the Warrants. Warrant holders agree to that the Company will not issue any certificates representing the Warrants and hence the Warrant holders undertakes not to require the Company to issue such certificates.

§ 3	Teckning av nya aktier / Subscription for New Shares

Teckningsoptionsinnehavare ska äga rätt att från och med tidpunkten för registrering av emissionen av teckningsoptionerna vid Bolagsverket till och med den 31 augusti 2029 eller den tidigare dag som följer av § 7 nedan, för varje Teckningsoption teckna en ny stamaktie i Bolaget till en Teckningskurs om USD 9 per aktie. Omräkning av Teckningskursen liksom av det antal nya stamaktier som varje Teckningsoption berättigar till Teckning av kan äga rum i de fall som framgår av § 7 nedan.

During the period as of the date of the registration of the issuance of the warrants with the Swedish Companies Registration Office up to and including 31 August 2029, or the earlier date set forth in Section 7 below, Warrant holders are entitled to subscribe for one new ordinary share in the Company for each Warrant at a Subscription price of USD 9 per share. A recalculation of the Subscription price, or the number of ordinary shares that each Warrant entitles to Subscription of, may be made in accordance with Section 7 below.

Utöver de omräkningar som kan äga rum enligt § 7 nedan, ska beräkning enligt formeln i stycket nedan tillämpas vid Teckning (“Nettostrike”). Vid beräkning av Nettostrike ska samtliga Teckningsoptioner som innehas av en och samma Teckningsoptionsinnehavare räknas om med tillämpning av Nettostrikeformeln (såsom definierad nedan) varvid det sammanlagda antalet aktier som får tecknas, efter omräkning, med stöd av innehavda Teckningsoptioner ska rundas av nedåt till närmaste hela aktie.

In addition to the recalculations that may take place pursuant to section 7 below, a recalculation using the formula in the paragraph below shall apply at Subscription (“Net Strike”). When recalculating the Net Strike, all Warrants held by one and the same Warrant holder shall be recalculated using the Net Strike Formula (as defined below), whereby the total number of shares that may be subscribed, after recalculation, based on held Warrants, shall be rounded down to the nearest whole share.

Omräkningen för Nettostrike utförs av Bolaget enligt följande formel (“Nettostrikeformeln”):

The recalculation for Net Strike is carried out by the Company as follows (the “Net Strike Formula”):

omräknad Teckningskurs = recalculated Subscription Price =	aktiens kvotvärde quota value of the share

omräknat antal aktier som varje Teckningsoption ger rätt att teckna = recalculated number of shares which each Warrant entitles the Warrant holder to Subscribe for =	aktiens värde - tidigare Teckningskurs aktiens värde – aktiens kvotvärde The value of the share – earlier Subscription Price The value of the share – the quota value of the share

Värdet på aktien ska bestämmas enligt följande formler: The value of the share shall be determined using the following formulas:

värdet av aktien =	för det fall Bolaget och Teckningsoptionsinnehavare inte kan komma överens om aktiernas marknadsvärde, ska Bolaget på Bolagets bekostnad uppdra åt en oberoende person med lämplig erfarenhet och god kompetens avseende aktievärdering att lämna ett skriftligt utlåtande om aktiernas marknadsvärde per den dag värdering påkallades. Den oberoende personens skriftliga utlåtande ska vara bindande för Bolaget och Teckningsoptionsinnehavare.

value of the share =

if the Company and the Warrant holder cannot agree on the market value of the shares, the Company shall, at its own expense, instruct an independent person with appropriate experience and good competence regarding the valuation of shares to submit a written statement of the market value of the shares as of the date of valuation. The written statement of the independent person shall be binding on the Company and the Warrant holders.

Teckning kan endast ske av det hela antal aktier vartill det sammanlagda antalet Teckningsoptioner berättigar som en och samma Teckningsoptionsinnehavare samtidigt önskar utnyttja.

A Warrant holder may only Subscribe for the entire number of shares which the total number of Warrants that he/she wishes to exercise at any one time entitles him/her to purchase.

§ 4	Betalning / Payment

Vid Teckning görs betalning genom tillämpning av Nettostrikeformeln enligt § 3.

In connection with Subscription, payment is made by applying the Net Strike Formula.

Teckningsoptionsinnehavare ska erlägga den skatt eller avgift som kan komma att utgå för överlåtelse, innehav, eller utnyttjande av Teckningsoption på grund av svensk eller utländsk lagstiftning eller svenskt eller utländskt myndighetsbeslut.

The Warrant holder shall pay the tax or fee that may be paid for transfer, holding, or exercise of Warrants due to Swedish or foreign legislation or a decision by a Swedish or foreign authority.

§ 5	Utdelning på ny aktie / New Shares’ Right to Dividends

Ny aktie som tecknats genom utnyttjande av Teckningsoption medför rätt till vinstutdelning beslutad efter det att tilldelning skett och den nya aktien införts i aktieboken. Aktie som tillkommit på grund av tilldelning under perioden mellan ett visst räkenskapsårs slut och dagen för utbetalning av vinstutdelning avseende det räkenskapsåret, medför dock inte rätt till vinstutdelning avseende nämnda räkenskapsår.

A new share subscribed for by exercise of a Warrant has a right to dividends resolved upon after allotment was made and the new share has been noted in the share ledger. However, if allotment of shares is made in the period between the end of a fiscal year and the day of payment of dividends relating to that fiscal year, such share shall not have a right to dividends relating to said fiscal year.

§ 6	Omräkning av Teckningskurs m.m. / Adjustment of Subscription price etc.

Genomför Bolaget fondemission eller ska aktierna i Bolaget sammanläggas eller uppdelas (“Fondemission”) ska en häremot svarande omräkning av Teckningskursen liksom antalet aktier som varje Teckningsoption berättigar innehavaren till ske. Omräkningarna, vilka utförs av Bolaget, ska ske enligt följande. Det omräknade antal aktier som varje Teckningsoption berättigar innehavaren till Teckning av ska motsvara det antal aktier Teckningsoptionen berättigade Teckningsoptionsinnehavaren till Teckning av enligt § 3 omedelbart före Fondemissionen multiplicerat med kvoten av antalet aktier efter Fondemissionen och antalet aktier före Fondemissionen. Den omräknade Teckningskursen ska motsvara Teckningskursen omedelbart före Fondemissionen multiplicerat med kvoten av antalet aktier före Fondemissionen och antalet aktier efter Fondemissionen.

Where the Company carries out a bonus issuance of shares, or a share split or a reverse share split (a “Bonus Issuance”), a corresponding recalculation shall be made of the Subscription price as well as of the number of shares that each Warrant entitles the holder to Subscribe for. The recalculations, which shall be made by the Company, shall be made in the following manner. The recalculated number of shares that each Warrant entitles the holder to Subscribe for, shall correspond to the number of shares which each Warrant entitled the Warrant holder to Subscribe for in accordance with Section 3 immediately prior to the Bonus Issuance, multiplied by the quotient of the number of outstanding shares subsequent to the Bonus Issuance and the number of outstanding shares prior to the Bonus Issuance. The recalculated Subscription price shall correspond to the Subscription price immediately prior to the Bonus Issuance, multiplied by the quotient of the number of outstanding shares prior to the Bonus Issuance and the number of outstanding shares subsequent to the Bonus Issuance.

Genomför Bolaget enligt principerna om företrädesrätt i 13 kap. 1 §, 14 kap. 1 § eller 15 kap. 1 § aktiebolagslagen nyemission, emission av teckningsoptioner eller emission av konvertibler eller riktar Bolaget enligt sagda principer annat erbjudande till sina aktieägare att av Bolaget förvärva värdepapper av något slag, ska omräkning ske, dels av Teckningskursen, dels av det antal aktier vartill varje Teckningsoption berättigar. Omräkningen, som ska utföras av Bolaget, ska ha som utgångspunkt att värdet av Teckningsoptionerna lämnas oförändrat.

Where the Company carries out a new share issuance, an issuance of warrants, or an issuance of convertibles, or where it otherwise makes an offer to its shareholders to acquire securities of any kind from the Company, all in accordance with the principles of shareholders’ priority rights of Ch. 13 § 1, Ch. 14 § 1 or Ch. 15 § 1 of the Swedish Companies Act, a recalculation of the Subscription price and the number of shares which each Warrant entitles the holder to subscribe for shall be made. The recalculation, which shall be carried out by the Company, shall be based on the assumption that the value of the Warrants shall remain unchanged.

Genomför Bolaget minskning av aktiekapitalet med återbetalning till aktieägarna eller utdelning i form av värdepapper av något slag, ska Bolaget träffa överenskommelse med Teckningsoptionsinnehavare beträffande vilken ändrad Teckningskurs som ska tillämpas efter sådan åtgärd eller ska vid Teckning som sker efter sådan åtgärd tillämpas en omräknad Teckningskurs motsvarande enligt § 3 gällande Teckningskurs minskat med det belopp per aktie som återbetalats till aktieägarna eller värdet per aktie av de utdelade värdepappren. Omräkningarna utförs av Bolaget.

Where the Company’s share capital is reduced by a distribution to the shareholders, or if the Company pays a dividend in the form of securities of any kind, the Company shall conclude an agreement with the Warrant holders in respect of the Subscription price applicable after such action, or, in connection with Subscription made subsequent to such action, a recalculated Subscription price shall be applied, corresponding to the Subscription price set out in Section 3, less the value per share distributed to the shareholders, or the value per share of the distributed securities. The recalculations shall be carried out by the Company.

Om det beslutas om kontant utdelning till aktieägarna innebärande att dessa erhåller utdelning som enligt Bolagets bedömning är att betrakta som extraordinär ska Teckningskursen liksom det antal aktier i Bolaget som varje Teckningsoption ger rätt att Teckna räknas om av Bolaget med utgångspunkt i att Teckningsoptionernas värde ska vara oförändrat.

If a cash dividend to shareholders is decided upon so that shareholders receive a dividend that in the opinion of the Company is to be considered an extraordinary dividend, the Subscription Price and the number of shares that each Warrant confers right to Subscribe for shall be adjusted so that the value of the Warrants is unchanged.

Genomför Bolaget åtgärd som avses i denna § 6, eller annan liknande åtgärd med liknande effekt och skulle, enligt Bolagets bedömning, tillämpning av härför avsedd omräkningsformel, med hänsyn till åtgärdens tekniska utformning eller av annat skäl, ej kunna ske eller leda till att den ekonomiska kompensation som Teckningsoptionsinnehavarna erhåller i förhållande till aktieägarna inte är skälig, ska Bolaget genomföra omräkningarna av Teckningskursen och av antalet aktier som varje Teckningsoption berättigar till Teckning av i syfte att omräkningarna ska leda till ett skäligt resultat.

In the event the Company carries out measures set forth in this Section 6, or another measure with similar effect, and if the application of the applicable adjustment formula, in the Company’s opinion, with regard to the technical structure or for another reason, may not be possible or result in the economic compensation the Warrant holders shall receive becoming unreasonable in relation to the shareholders, the Company shall make the adjustments of the Subscription price and the number of shares that each Warrant entitles to Subscription of, for the purpose of the adjustments leading to a reasonable result.

Vid omräkning av Teckningskursen och antalet aktier som varje Teckningsoption ger rätt att Teckna enligt denna punkt 7 ska Teckningskursen avrundas till hel USD cent, varvid halv USD cent ska avrundas uppåt, och antalet aktier avrundas uppåt till två decimaler.

In the recalculation of the Subscription Price and the number of shares that each Warrant confers right to Subscribe for in accordance with this section 7, the Subscription Price shall be rounded off to the nearest whole multiple of USD 0.01 where any USD 0.005 shall be rounded upwards, and the number of shares shall be rounded off upwards to two decimals.

Beslutas att Bolaget ska träda i likvidation enligt 25 kap. aktiebolagslagen får, oavsett likvidationsgrunden, Teckning inte ske därefter. Rätten att teckna upphör i och med likvidationsbeslutet, oaktat om beslutet vunnit laga kraft. Senast två månader innan bolagsstämma tar ställning till fråga om Bolaget ska träda i frivillig likvidation, ska Teckningsoptionsinnehavarna genom skriftligt meddelande underrättas om den avsedda likvidationen. I meddelandet ska intagas en erinran om att Teckning inte får ske sedan bolagsstämman fattat beslut om likvidation. Om Bolaget lämnar meddelande om avsedd likvidation enligt ovan, ska Teckningsoptionsinnehavare – oavsett vad som i § 3 ovan sägs om tidigaste tidpunkt för Teckning – äga rätt att teckna från den dag då meddelandet lämnades, förutsatt att tilldelning kan ske senast på dagen före den bolagsstämma vid vilken frågan om Bolagets likvidation ska behandlas.

If it is resolved that the Company shall enter into liquidation pursuant to Ch. 25 of the Swedish Companies Act, Subscription may not be made thereafter, regardless of the ground for liquidation. The right to subscribe ceases as a result of the decision to liquidate, notwithstanding the fact that the decision may not yet have become effective. Warrant holders shall be informed of the contemplated liquidation by written notice no later than two months before the shareholders’ meeting considers whether the Company should enter into voluntary liquidation. The notice shall include a reminder that Subscription may not be made after the shareholders’ meeting has resolved to liquidate. If the Company gives notice of a contemplated liquidation as stated above, Warrant holders are – notwithstanding the provisions of Section 3 above regarding the earliest time for Subscription – entitled to subscribe from the day when the notice was given, provided that allotment can be made not later than on the day immediately prior to the shareholders’ meeting at which the issue of the Company’s liquidation is to be considered.

Skulle bolagsstämman godkänna fusionsplan enligt 23 kap. 15 § aktiebolagslagen – eller samtliga aktieägare i deltagande bolag underteckna fusionsplan i enlighet med fjärde stycket nämnda paragraf - varigenom Bolaget ska uppgå i annat bolag, får Teckning inte ske därefter. Senast två månader innan Bolaget tar slutlig ställning till fråga om fusion enligt ovan, ska Teckningsoptionsinnehavarna genom skriftligt meddelande underrättas om den avsedda fusionen. I meddelandet ska en redogörelse lämnas för det huvudsakliga innehållet i den avsedda fusionsplanen och Teckningsoptionsinnehavarna ska erinras om att Teckning inte får ske sedan slutligt beslut fattats om fusion eller sedan fusionsplan undertecknats av aktieägarna. Om Bolaget lämnar meddelande om avsedd fusion enligt ovan, ska Teckningsoptionsinnehavare - oavsett vad som i § 3 ovan sägs om tidigaste tidpunkt för Teckning - äga rätt att teckna från den dag då meddelandet lämnats, förutsatt att tilldelning kan ske senast på dagen före den bolagsstämma vid vilken fusionsplanen, varigenom Bolaget ska uppgå i annat bolag, ska godkännas respektive den dag då aktieägarna ska underteckna fusionsplanen.

Should the shareholders’ meeting approve a merger plan in accordance with Ch. 23 § 15 of the Swedish Companies Act – or all shareholders of all companies participating in the merger sign the merger plan in accordance with the fourth paragraph of said provision - whereby the Company shall be absorbed by another Company, Subscription may not be made thereafter. The Warrant holders shall be informed of the intended merger in writing no later than two months before the Company finally decides on the merger as described above. The notice shall include a report on the principal terms of the proposed merger plan and shall remind the Warrant holders that Subscription may not be made once the merger has been finally approved or the merger plan has been signed by the shareholders. Should the Company give notice of the planned merger as stated above, the Warrant holders shall – notwithstanding the provisions of Section 3 above regarding the earliest time for Subscription – have the right to subscribe from the date when the notice of the merger was given, provided that allotment can be made not later than on the day immediately prior to the shareholders’ meeting at which the merger plan, whereby the Company shall be absorbed by another Company, is to be approved, or the day when the shareholders shall sign the merger plan, as applicable.

Upprättar Bolagets styrelse fusionsplan enligt 23 kap. 28 § eller 36 § aktiebolagslagen, varigenom Bolaget ska uppgå i annat bolag, ska följande gälla. Avser Bolagets styrelse att upprätta en fusionsplan enligt i föregående mening angivet lagrum, ska Bolaget, för det fall att sista dag för Teckning enligt § 3 ovan infaller efter det att sådan avsikt föreligger, fastställa en ny sista dag för Teckning (slutdagen), som ska infalla inom 60 dagar från det att sådan avsikt förelåg eller, om offentliggörande av sådan avsikt skett, från offentliggörandet. Efter det att slutdagen fastställts ska – oavsett vad som i § 3 ovan sägs om tidigaste tidpunkt för Teckning – Teckningsoptionsinnehavare äga rätt att teckna fram till slutdagen. Bolaget ska senast fyra veckor före slutdagen genom skriftligt meddelande erinra Teckningsoptionsinnehavarna om denna rätt samt att Teckning inte får ske efter slutdagen.

The following shall apply in the event that the board of directors of the Company establishes a merger plan in accordance with Ch. 23 § 28 or § 36 of the Swedish Companies Act. If the board of directors of the Company intends to prepare a merger plan in accordance with the aforementioned Section of the Swedish Companies Act, the Company shall determine a new final day for Subscription (final date) where the final day for Subscription pursuant to Section 3 above occurs after such intention of the board of directors first existed. The final date shall fall within 60 days of the day on which such intention first existed, or if the intention has been announced, the announcement. Once the final date has been determined, Warrant holders shall have the right to subscribe up to and including the final date notwithstanding the provisions of Section 3 above with respect to the earliest date for Subscription. At the latest four weeks prior to the final date, the Company shall notify the Warrant holders in writing of such right and of the fact that Subscription may not be made after the final date.

En majoritetsaktieägare som utnyttjar sin rätt enligt 22 kap. 1 § aktiebolagslagen att genom tvångsinlösen lösa in samtliga återstående aktier i Bolaget har rätt att också lösa in Teckningsoptionerna. En Teckningsoptionsinnehavare har rätt att få Teckningsoptionerna inlösta av majoritetsaktieägaren, även om denne inte utnyttjar sin rätt till inlösen av aktier. Mottager Bolagets styrelse en begäran om tvångsinlösen av aktier i Bolaget eller har majoritetsaktieägaren begärt att en tvist om inlösen ska avgöras av skiljemän, får Teckningsoptionerna inte utnyttjas för Teckning förrän inlösentvisten har avgjorts genom en dom eller ett beslut som har vunnit laga kraft. Om den tid inom vilken Teckningsoptionen får utnyttjas löper ut dessförinnan eller inom tre månader därefter, har Teckningsoptionsinnehavaren ändå rätt att utnyttja Teckningsoptionen under tre månader efter det att avgörandet vann laga kraft eller – i fall då tvånginlösenförfarandet inte avgörs genom skiljedom – under tre månader efter det att tvångsinlösenförfarandet avslutats.

A majority shareholder that uses its right under Ch. 22 § 1 of the Swedish Companies Act, by compulsory redemption, to redeem all remaining shares in the Company shall also have the right to redeem the Warrants. A Warrant holder shall have the right to have warrants redeemed by the majority shareholder even if the majority shareholder does not exercise its right of redemption. Should the board of directors receive a request for redemption of shares in the Company, or if the majority shareholder has requested that a redemption dispute shall be settled by arbitration, the Warrants may not be exercised for Subscription until the redemption dispute has been settled through a decision that has become effective. If the period under which Subscription of the Warrant may be made expires before or within three months thereafter, the Warrant holder shall have the right to Subscribe within three months after the decision has become effective or – in case the redemption proceedings are not settled through arbitration – within three months after the redemption proceedings have been concluded.

Skulle bolagsstämman godkänna delningsplan enligt 24 kap. 17 § aktiebolagslagen – eller samtliga aktieägare i deltagande bolag underteckna delningsplan i enlighet med fjärde stycket i nämnda paragraf – varigenom Bolaget ska delas genom att en del av, eller samtliga Bolagets tillgångar och skulder övertas av ett eller flera andra bolag, får Teckning inte ske därefter. Senast två månader innan Bolaget tar slutlig ställning till fråga om delning enligt ovan, ska Teckningsoptionsinnehavarna genom skriftligt meddelande underrättas om den avsedda delningen. I meddelandet ska en redogörelse lämnas för det huvudsakliga innehållet i den avsedda delningsplanen och Teckningsoptionsinnehavarna ska erinras om att Teckning inte får ske, sedan slutligt beslut fattas om delning eller sedan delningsplanen undertecknats av aktieägarna. Om Bolaget lämnar meddelande om avsedd delning enligt ovan, ska Teckningsoptionsinnehavare – oavsett vad som i 3 § ovan sägs om tidigaste tidpunkt för Teckning – äga rätt att teckna från den dag då meddelandet lämnats, förutsatt att tilldelning kan ske senast på dagen före den bolagsstämma vid vilken delningsplanen ska godkännas respektive den dag då aktieägarna ska underteckna delningsplanen.

Should the general meeting of the shareholders approve a demerger plan in accordance with Ch. 24 § 17 of the Swedish Companies Act – or should all shareholders of the participating companies sign a demerger plan in accordance with the fourth paragraph of the aforementioned Section of the Swedish Companies Act – whereby the Company shall be demerged through part or all of its assets and liabilities being assumed by one or more other companies, Subscription may not be made thereafter. No later than two months before the Company finally resolves on the demerger in accordance with above, Warrant holders shall through written notice be informed of the intended demerger. Such notice shall contain the principal content of the demerger plan and the Warrant holders shall be reminded that Subscription may not be made after a final decision on the demerger has been made or after the demerger plan has been signed by the shareholders. If the Company gives notice of the intended demerger in accordance with above, the Warrant holders shall – irrespective of what is stated in Section 3 above regarding the earliest day for Subscription – have the right to subscribe from the day the notice was given, provided that allotment may be made no later than on the day immediately prior to the general meeting of the shareholders at which the demerger plan shall be approved or the day when the shareholders shall sign the demerger plan, as applicable.

Oavsett vad ovan sagts om att Teckning ej får ske efter beslut om likvidation, godkännande eller undertecknande av fusionsplan, påkallande av tvångsinlösen eller godkännande eller undertecknande av delningsplan ska rätten att teckna åter inträda för det fall att likvidationen upphör respektive fusionsplanen, tvångsinlösen eller delningsplanen ej genomförs.

Notwithstanding the above provisions by virtue of which Subscription may not be made following a decision to liquidate, approval or signing of a merger plan, a request for compulsory redemption, or approval or signing of a demerger plan, the right to subscribe shall be reinstated where the liquidation is revoked, or the merger plan, compulsory redemption or demerger plan is not implemented.

För den händelse Bolaget skulle försättas i konkurs, får Teckning ej därefter ske. Om emellertid konkursbeslutet hävs av högre rätt, får Teckning återigen ske.

Subscription may not be made following a decision that the Company shall enter into insolvent liquidation. However, Subscription may again be made if the decision is reversed by a court of higher instance.

§ 8	Särskilt åtagande av Bolaget / Special Undertaking by the Company

Bolaget förbinder sig att inte vidta någon i §§ 3 eller 7 ovan angiven åtgärd som skulle medföra en omräkning av Teckningskursen till belopp understigande kvotvärdet av aktierna i Bolaget.

The Company agrees not to undertake any measure described in Sections 3 or 7 above which would result in an adjustment of the Subscription price to an amount which is less than the quota value of the shares in the Company.

§ 9	Meddelanden / Notices

Meddelanden rörande dessa optionsvillkor ska tillställas varje Teckningsoptionsinnehavare och annan rättighetshavare som skriftligen meddelat sin e-post- eller postadress till Bolaget.

Notices concerning these warrant terms shall be given to each Warrant holder and each other rights holder who has notified the Company in writing of his/her e-mail or postal address.

§ 10	Ändringar av villkor / Amendment of Terms

Styrelsen, eller i förekommande fall bolagsstämman, äger besluta om ändring av dessa optionsvillkor i den mån lagstiftning, domstolsavgörande eller myndighetsbeslut så kräver eller om det i övrigt, enligt Bolagets bedömning, av praktiska skäl är ändamålsenligt eller nödvändigt och Teckningsoptionsinnehavarnas rättigheter inte i något väsentligt avseende försämras.

The Company, or the shareholders meeting, as applicable, shall be entitled to resolve on amendments of these terms insofar as such changes are required by legislation, court decisions or decisions by public authorities, or if in the opinion of the Company, such actions otherwise are appropriate or necessary for practical reasons and the rights of the Warrant holders are not materially adversely affected in any respect.

§ 11	Sekretess / Confidentiality

Bolaget får inte obehörigen till tredje man lämna uppgift om Teckningsoptionsinnehavare om det inte krävs enligt tillämplig lag.

Unless authorised to do so or required by applicable law, the Company may not provide information concerning a Warrant holder to third parties.

§ 12	Ansvarsbegränsning / Limitation of liability

I fråga om de åtgärder som enligt dessa villkor ankommer på Bolaget gäller att ansvarighet inte kan göras gällande för skada som beror av svensk eller utländsk lag, svensk eller utländsk myndighetsåtgärd, krigshändelse, strejk, blockad, bojkott, lockout eller annan liknande omständighet. Förbehållet i fråga om strejk, blockad, bojkott och lockout gäller även om Bolaget vidtar eller är föremål för sådan konfliktåtgärd.

With respect to the actions incumbent on the Company, the Company shall not be held liable for damage arising as a result of Swedish or foreign legislation, any action of a Swedish or foreign authority, acts of war, strikes, blockades, boycotts, lockouts, or similar circumstances. The exemption in respect of strikes, blockades, boycotts and lockouts applies also in cases where the Company itself takes or is the subject of such measure or conflict.

Inte heller är Bolaget skyldigt att i andra fall ersätta skada som uppkommer om Bolaget varit normalt aktsamt. Härutöver gäller att Bolaget inte i något fall är ansvarigt för indirekt skada eller annan följdskada.

Nor shall the Company be liable for damage arising in other cases if the Company has exercised normal caution. In addition, under no circumstances shall the Company be held liable for any indirect damage or other consequential damage.

Föreligger hinder för Bolaget att vidta åtgärd på grund av omständighet som anges i första stycket får åtgärden uppskjutas till dess hindret har upphört.

If the Company is hindered from taking any measure due to a circumstance referred to in the first paragraph, the taking of such measure may be postponed until such hinder no longer exists.

§ 13	Tillämplig lag och forum / Governing Law, Disputes

Svensk lag gäller för dessa optionsvillkor och därmed sammanhängande rättsfrågor. Tvist i anledning av dessa optionsvillkor ska slutligt avgöras genom skiljedomsförfarande administrerat vid Stockholms Handelskammares Skiljedomsinstitut (SCC). Skiljeförfarande ska äga rum i Stockholm. Språket för skiljeförfarandet ska vara engelska såvida inte alla parter i förfarandet är svenska medborgare eller bolag registrerade i Sverige, eller om icke-svenska parter godtar att svenska språket används i skiljeförfarandet. SCC:s Regler för Förenklat Skiljeförfarande ska gälla om inte SCC med beaktande av målets svårighetsgrad, tvisteföremålets värde och övriga omständigheter bestämmer att Skiljedomsreglerna för Stockholms Handelskammares Skiljedomsinstitut ska tillämpas på förfarandet. I sistnämnda fall ska SCC också bestämma om skiljenämnden ska bestå av en eller tre skiljemän. Kostnaderna för skiljeförfarandet ska bäras av Bolaget om inte Teckningsoptionsinnehavaren uppsåtligen eller av oaktsamhet föranlett onödigt skiljeförfarande.

These warrant terms and any related legal matters shall be governed by Swedish law. Any dispute, controversy or claim arising out of or in connection with these warrant terms, or the breach, termination or invalidity thereof, shall be finally settled by arbitration administered by the Arbitration Institute of the Stockholm Chamber of Commerce (the SCC Institute). The arbitration shall take place in Stockholm. The language to be used in the arbitral proceedings shall be English unless all parties to the proceedings are Swedish nationals or companies registered in Sweden, or any non-Swedish party agrees to the use of the Swedish language. The Rules for Expedited Arbitrations of the Arbitration Institute of the Stockholm Chamber of Commerce shall apply, unless the SCC Institute, taking into account the complexity of the case, the amount in dispute and other circumstances, determines, in its discretion, that the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce shall apply. In the latter case, the SCC Institute shall also decide whether the arbitral tribunal shall be composed of one or three arbitrators. The costs for the arbitral proceedings shall be borne by the Company, unless the Warrant holder intentionally or through negligence has caused the arbitration proceedings unnecessarily.